EXHIBIT 10.113

EQUIPMENT PURCHASE CONTRACT

This Equipment Purchase Contract (“Contract”) effective February      , 1999 (the Effective Date) by and between Energy Conversion Devices, Inc. (“ECD”), with offices at 1675 West Maple Road, Troy, Michigan 48084, and Southwall Technologies, Inc. (“Southwall”), with offices at 1029 Corporation Way, Palo Alto, California 94303.  The foregoing parties shall be sometimes hereinafter referred to collectively as the “parties” and each individually as a “party” to this Contract.

RECITALS

WHEREAS, ECD is presently engaged in the research, development and commercialization of proprietary technology relating to microwave plasma enhanced chemical vapor deposited (“MPECVD”) multilayered optical coatings and is the manufacturer of equipment to deposit such coatings and products that incorporate such coating and owns intellectual property rights, including patents, patent applications, trade secrets and know-how relating thereto; and

WHEREAS, Southwall is presently engaged in the research, development and manufacture of sputtered multilayered coatings on substrates and owns intellectual property rights, including patents and patent applications, trade secrets and know-how relating thereto; and

WHEREAS, ECD and Southwall entered into a Development and Technology Agreement dated April 11, 1997, to further develop and then produce MPECVD Products; and

WHEREAS, having successfully completed the development program, Southwall desires to have ECD build and ECD desires to build a machine for the MPECVD manufacture of an antireflective product.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

I.              Equipment and Prices

A.                                   Southwall has located an existing multistation sputtering machine built by Leybold, said machine including a web handling system.  Southwall will drop-ship the Leybold machine to Troy, Michigan.  ECD will strip the machine of the existing sputtering stations, modify and retrofit same with MPECVD capabilities as set forth in Appendix A hereto.

B.                                     Pursuant to the terms provided in this Contract, ECD shall design and build in accordance with the specifications herein, sell and deliver to Southwall, and Southwall shall purchase and accept the equipment to assist Southwall in the manufacture of MPECVD multilayered optical coatings (the “MPECVD Equipment”).

C.                                     Southwall and ECD shall agree, prior to the date of shipment of the MPECVD Equipment to Southwall in Tempe, AZ, upon the ownership and disposal of any parts or components of the Leybold machine that are not used, modified or retrofitted by ECD to manufacture the MPECVD Equipment.

D.                                    A detailed description of the machine is set forth in Appendix A hereto.  The specifications for the MPECVD Equipment shall be as set forth in said Appendix A.

E.                                      The MPECVD Equipment shall comply with performance and safety rules, regulations, and standards of the U.S. Occupational Safety and Health Administration.

F.                                      The purchase price, F.O.B. Troy, Michigan, shall be as set forth in Appendix B hereto.  Southwall shall pay to ECD the amount set forth in the payment schedule in said Appendix B in accordance with the time periods therein.  Southwall may request in writing revisions of the equipment and specifications, including the timetable for completion of work pursuant to this Article 1.  It is understood that any change by Southwall in the MPECVD Equipment may necessitate a price or delivery revision; otherwise the price and delivery are firm.

II.            Completion Schedule

ECD shall use its best efforts to complete the manufacture and production of the MPECVD Equipment at ECD within 12 months of the execution of this Agreement by the parties, provided the payments from Southwall to ECD in accordance with Appendix B do not delay ECD’s timetable for completion of the work.

III.           Acceptance and Risk of Loss

A.                                   On the date for acceptance of the MPECVD Equipment, the MPECVD Equipment that ECD has manufactured shall meet and otherwise perform in accordance with the acceptance requirements set forth in Appendix C hereto (the “Acceptance Requirements”).  In the event that the MPECVD Equipment fails to perform in accordance with the Acceptance Requirements, ECD shall make such modifications, enhancements and improvements thereto in order to cause such equipment to perform in accordance with the Acceptance Requirements.  If the MPECVD equipment fails to meet the Acceptance Requirements at Southwall’s facility in Tempe, AZ and such failure shall continue for a period of time exceeding ninety (90) days, then, notwithstanding such failure, if the MPECVD Equipment is capable of producing MPECVD Products which are commercially saleable, Southwall and ECD shall enter into good-faith negotiations concerning the amount of the final payment to be paid to ECD.

(1)                                   Risk of loss or damage to the MPECVD Equipment while resident in ECD’s facility is the responsibility of ECD.

(2)                                   Title to and risk of loss or damage to the MPECVD Equipment shall pass to Southwall from ECD upon initial acceptance after factory floor test at ECD’s facility in Troy, MI pursuant to Appendix C (SK548).  Title to the MPECVD Equipment shall be transferred to Southwall free and clear of all liens, claims and encumbrances of any kind.

(3)                                 Within three (3) days after completion and acceptance of the MPECVD Equipment following the factory floor tests (Appendix C (SK548)) at Southwall’s facility in Tempe, AZ, Southwall shall provide ECD with a Certificate of Final Factory Acceptance.

B.            Force Majeure

In the event of any failure or delay by either party hereto in the performance of all or any part of this Contract due to acts of God, war, civil commotion, riots, enactment, alteration or abrogation of law, labor dispute, quarantine restrictions, embargoes or any other force majeure beyond the control of either party or causes similar thereto, the party concerned with any of these events shall be exempted from any obligation to be performed hereunder provided that such failure or delay shall be excusable only in the event of a Force Majeure that is beyond the reasonable control of the affected party.  The party not claiming the benefit of excusable delay hereunder will likewise be excused from performance of its obligations on a day-to-day basis to the extent such party’s obligations are affected due to the other party’s delayed performance.  If any of the above-stated events should occur with respect to manufacture of the MPECVD Equipment, ECD shall notify Southwall immediately within 24 hours in writing to that effect accompanied by materials evidencing such occurrence.  If an event of Force Majeure prevents ECD from performing its obligations under this Contract for a period exceeding sixty (60) days, Southwall may, upon written notice to ECD, terminate this Contract with no additional costs accruing to Southwall.

C.            Warranty and Service

(1)                                   ECD’s warranty as to the web drive and handling system is limited to the modifications/refurbishments which it makes thereto.  Other than the foregoing, responsibility for the operation of said web drive and handling system, as well as the optical monitoring system, is the responsibility of Southwall.

(2)                                  ECD warrants that, during the warranty period (as hereinafter defined), the MPECVD Equipment will perform in accordance with the specifications set forth in Appendix A in normal use and operation and will be free from any defects in material and workmanship.

(3)                                  ECD shall provide all warranty service, components, parts, peripheral equipment, and accessories (excluding consumable items, raw materials and leasehold improvements) in support of the MPECVD Equipment required to ensure proper functioning of the MPECVD Equipment at the performance level required for passing the acceptance tests (Appendix C) during the Warranty Period at no charge or cost to Southwall.  ECD shall elect, in any particular instance, either to repair or to replace such components, parts, peripheral equipment, and/or accessories, as the case may be.   This warranty does not extend to further product optimization after acceptance by Southwall at Tempe.

(4)                                  The warranty period shall be one (1) year commencing on the date on which the MPECVD Equipment has been accepted by Southwall at its Tempe facility in accordance with the terms hereof.

(5)                                  The warranty does not extend to negligent or accidental damage or misoperation of the MPECVD Equipment or components and parts thereof.

(6)                                  Notwithstanding the above, the warranty period on components or software supplied by third parties is limited to the warranty received by ECD from the supplier of the components or software.

D.            Change Orders

Southwall may submit change orders to ECD for changes in specifications or other production modifications for the MPECVD Equipment.  The parties shall reach agreement on any pricing changes accompanying such a change order.  Upon acceptance of any change order, the specifications for the MPECVD Equipment shall be deemed to be amended and modified by the specifications and/or modifications reflected in such change order.

A list of spare parts for continuing commercial operation of the MPECVD equipment will be jointly prepared.  Southwall shall bear the financial responsibility for procurement of such parts.

E.             Assignment

Neither ECD nor Southwall shall assign or otherwise transfer any right or obligation hereunder to any third party without the prior written consent of the other party, which shall not be unreasonably withheld.

F.             Indemnification

ECD shall indemnify and hold Southwall and its members, managers, officers, agents and employees (the “Indemnitees”) harmless from and against all third-party claims, demands, suits, proceedings, damages, costs, expenses, liabilities (including, without limitation, reasonable legal fees) or causes of action brought against or incurred by the Indemnitees for any injury to persons, loss or damage to property, violation of applicable laws, or any other acts or omissions, negligence, error, willful misconduct or strict liability of ECD, its directors, officers, agents, employees, or subcontractors in the performance of this Contract or the proper use and operation by Southwall of the MPECVD Equipment.

G.            Notices

(1)                      Any notice, consent, demand or request required or permitted by this Contract shall be in writing and shall be deemed to have been sufficiently given when personally delivered or deposited in the United States mail, postage prepaid, addressed as follows:

Energy Conversion Devices, Inc.	Southwall Technologies Inc.

1675 West Maple Road Troy, Michigan 48084 Attention: President	1029 Corporation Way Palo Alto, California 94303 Attention: President

(2)                      Alternations of addresses stated above shall become effective ten (10) days after the dispatching of such written notice.

H.            Term of Contract

(1)                                  This Contract shall be valid and in force for the period commencing on the Effective Date and ending upon acceptance of the MPECVD Equipment.

(2)                                  The provisions of Article III: (A), (C), (F), and (G) shall be binding upon both parties after the termination hereof.

I.              Applicable Law

The formation, validity, construction and the performance of this Contract shall be governed by the laws of the State of Michigan.

J.             Entire Agreement

This Contract and the appendices attached hereto embody the entire understanding of the parties, and there are no other agreements or understandings between the parties relating to the subject matter hereof.  No amendment or modification of this Contract shall be valid or binding upon such parties unless made in writing and signed on behalf of each of such parties by their respective proper officers thereunto duly authorized.  Any further consulting arrangements between the parties will be specifically reduced to writing and will not be binding until duly executed.

IN WITNESS WHEREOF, both parties hereto have caused this Contract to be signed by their respective representatives duly authorized thereunto on the date first above written.

ENERGY CONVERSION DEVICES, INC.		SOUTHWALL TECHNOLOGIES, INC.

By:	/s/ Stanford R. Ovshinsky	By:	/s/ Thomas G. Hood
Name:	Stanford R. Ovshinsky	Name:	Thomas G. Hood
Title:	President & CEO	Title:	President & CEO